AGREEMENT AND PLAN OF MERGER
                               BY AND AMONG
                         WASTE MANAGEMENT, INC.,
                           WMI MERGER SUB, INC.
                                   AND
                      WHEELABRATOR TECHNOLOGIES INC.






                             December 8, 1997




                            TABLE OF CONTENTS


                                                                     Page

RECITALS...............................................................1

                                ARTICLE I
                   THE MERGER; EFFECTIVE TIME; CLOSING

1.1      The Merger....................................................1
1.2      Effective Time................................................2
1.3      Closing.......................................................2

                                ARTICLE II
                 CERTIFICATE OF INCORPORATION AND BYLAWS
                       OF THE SURVIVING CORPORATION

2.1      Certificate of Incorporation..................................2
2.2      Bylaws........................................................3

                               ARTICLE III
           DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1      Directors.....................................................3
3.2      Officers......................................................3

                                ARTICLE IV
                MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
                           SHARES IN THE MERGER

4.1      Merger Consideration; Conversion or Cancellation
         of Shares in the Merger.......................................3
4.2      Payment for Shares in the Merger..............................4
4.3      Transfer of Shares After the Effective Time...................5
4.4      Stock Options.................................................6
4.5      Dissenting Shares.............................................7

                                ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1      Corporate Organization and Qualification......................8
5.2      Capitalization................................................8
5.3      Authority Relative to This Agreement..........................9
5.4      Consents and Approvals; No Violation..........................9
5.5      SEC Reports; Financial Statements............................10
5.6      Absence of Certain Changes or Events.........................11
5.7      Undisclosed Liabilities......................................11
5.8      Litigation...................................................12
5.9      Schedule 13E-3; Proxy Statement..............................12
5.10     Compliance with Applicable Laws..............................13
5.11     Opinion of Investment Bankers................................13

                                ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF PARENT
                              AND MERGER SUB

6.1      Corporate Organization and Qualification.....................13
6.2      Authority Relative to This Agreement.........................14
6.3      Consents and Approvals; No Violation.........................14
6.4      Schedule 13E-3; Proxy Statement..............................15
6.5      Payment of Merger Consideration..............................16
6.6      Interim Operations of Merger Sub.............................16
6.7      Ownership of Shares..........................................16
6.8      Brokers, Finders or Financial Advisors.......................16

                               ARTICLE VII
                   ADDITIONAL COVENANTS AND AGREEMENTS

7.1      Stockholders' Approval.......................................16
7.2      Schedule 13E-3; Proxy........................................17
7.3      All Reasonable Efforts.......................................17
7.4      Access to Information........................................18
7.5      Publicity....................................................18
7.6      Indemnification of Directors and Officers....................19
7.7      Conduct of Business of Merger Sub............................20
7.8      Company Capital Stock........................................20

                               ARTICLE VIII
                                CONDITIONS

8.1      Condition to Each Party's Obligations........................21
8.2      Additional Conditions to the Obligations of Parent
         and Merger Sub...............................................21
8.3      Additional Conditions to the Obligations of the
         Company......................................................22

                                ARTICLE IX
                               TERMINATION

9.1      Termination by Mutual Consent................................23
9.2      Termination by Parent, Merger Sub or the Company.............23
9.3      Termination by Parent or Merger Sub..........................24
9.4      Termination by the Company...................................24
9.5      Effect of Termination........................................24

                                ARTICLE X
                        MISCELLANEOUS AND GENERAL

10.1     Payment of Expenses..........................................25
10.2     Survival of Representations and Warranties...................25
10.3     Modification or Amendment....................................25
10.4     Waiver of Conditions.........................................25
10.5     Counterparts.................................................25
10.6     Governing Law................................................26
10.7     Notices......................................................26
10.8     Entire Agreement; Assignment.................................27
10.9     Parties in Interest..........................................27
10.10    Certain Definitions..........................................27
10.11    Obligation of Parent.........................................28
10.12    Validity.....................................................28
10.13    Captions.....................................................29



                       AGREEMENT AND PLAN OF MERGER


                    AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 8, 1997, by and among Waste Management, Inc., a Delaware corporation ("Parent"), WMI Merger Sub, Inc. a Delaware corporation and a [wholly owned] subsidiary of Parent ("Merger Sub"), and Wheelabrator Technologies Inc., a Delaware corporation (the "Company").


                                 RECITALS

                    WHEREAS, the Boards of Directors of Parent and Merger Sub each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions of this Agreement; and

                    WHEREAS, the Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), has determined that it is in the best interests of the Company's stockholders (other than Parent, Merger Sub and their affiliates) for Merger Sub to merge with and into the Company upon the terms and subject to the conditions of this Agreement.

                    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:


                                ARTICLE I

                   THE MERGER; EFFECTIVE TIME; CLOSING

                    1.1 The Merger. Subject to the terms and conditions of this Agreement and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2), the Company and Merger Sub shall consummate a merger (the "Merger") in which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL.

                    1.2 Effective Time. Subject to the terms and conditions of this Agreement, Parent, Merger Sub and the Company will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as the parties may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective at the time and on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

                    1.3 Closing. The closing of the Merger (the
"Closing") shall take place (a) at the offices of Waste Management, Inc. in Oak Brook, Illinois, at 10:00 a.m. local time on the first business day on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as the parties may agree (the "Closing Date").


                                ARTICLE II

                 CERTIFICATE OF INCORPORATION AND BYLAWS
                       OF THE SURVIVING CORPORATION

                    2.1 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, except that Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Wheelabrator Technologies, Inc."

                    2.2 Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.


                                ARTICLE III

                DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

                    3.1 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                    3.2 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.


                               ARTICLE IV

                MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF
                           SHARES IN THE MERGER

                    4.1 Merger Consideration; Conversion or Cancellation of Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Company Common Stock") or capital stock of Merger Sub:

                    (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 4.1(c) and any Dissenting Shares (as hereinafter defined in Section 4.5)) shall be converted into the right to receive $16.50 in cash, payable to the holder thereof, without interest thereon (the "Merger Consideration"), upon surrender of the certificate representing such Share.

                    (b) All Shares to be converted into the right to receive the Merger Consideration pursuant to Section 4.1(a) shall cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect thereto, except the right to receive therefor, upon the surrender of such certificate in accordance with Section 4.2, the Merger Consideration.

                    (c) At the Effective Time, each Share issued and outstanding and owned by Parent, Merger Sub or any direct or indirect subsidiary of Parent (collectively, the "Parent Companies") or any of the Company's direct or indirect wholly owned subsidiaries and all treasury shares held by the Company immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

                    (d) At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                    4.2 Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

                    (a) Pursuant to an agreement in form and substance reasonably acceptable to the Company (the "Paying Agent Agreement") to be entered into on or before the Effective Time between Merger Sub and a paying agent (the "Paying Agent"), at or prior to the Effective Time, Merger Sub shall deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Shares, cash in immediately available funds in amounts requested by the Paying Agent from time to time sufficient to pay the Merger Consideration to holders of Certificates in accordance with Section 4.2(b) (the "Merger Payment Fund").

                    (b) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record (other than holders of certificates of Shares referred to in Section 4.1(c) or Dissenting Shares) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (in form and substance reasonably acceptable to the Company which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Merger Consideration, and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, such Certificates shall represent solely the right to receive the Merger Consideration with respect to each of the Shares represented thereby. No interest on the Merger Consideration will be paid. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable escheat law.

                    (c) Any portion of the Merger Consideration made available to the Paying Agent which remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company shall thereafter look only to Parent for payment of their claim for the Merger Consideration for the Shares.

                    4.3 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

                    4.4  Stock Options.

                    (a) Subject to the terms and conditions of the Option Plans (as defined below) and of any option agreements (the "Option Agreements") entered into thereunder, and subject to the receipt of any consents, approvals or waivers necessary under any such plans or agreements, after the Effective Time, each option (an "Option") which has been granted under the 1986 Stock Plan for Executive Employees of WTI, the 1988 Stock Plan for Executive Employees of WTI, the WTI 1991 Stock Option Plan for Non-Employee Directors or the WTI 1992 Stock Option Plan (collectively, the "Option Plans") and is outstanding at the Effective Time, whether or not then exercisable, shall be assumed by Parent and shall be deemed to constitute an option to acquire, on the terms and conditions as were applicable under the respective Option, that number of Parent Common Shares (as defined below) equal to the product of (i) that number of Shares as the holder of the Option would have been entitled to receive had such holder exercised the Option in full immediately prior to the Effective Time (not taking into account whether the Option was in fact exercisable at such time) and (ii) the quotient derived by dividing the Merger Consideration by the average of the per-share closing prices on the NYSE of Parent Common Shares (as reported in the NYSE Composite Transactions) during the 10 consecutive trading days ending on the trading day immediately prior to the Effective Time, but rounded up to the next whole number of Parent Common Shares, at a price per Share equal to (x) the exercise price per Share subject to the Option divided by (y) the quotient described in Section 4.4(a)(ii) above. As soon as practicable after the Effective Time, Parent shall deliver to each holder of an Option an appropriate notice setting forth the holder's right to acquire Parent Common Shares, and the Option agreements of each holder shall be deemed to be appropriately amended so that the Options shall represent rights to acquire Parent Common Shares on the same terms and conditions as contained in the outstanding Options. "Parent Common Shares" shall mean shares of common stock, par value $1.00 per share, of Parent.

                    (b) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of the Options assumed in accordance with Section 4.4(a).

                    (c) If the consents, approvals and waivers necessary under the Option Plans and Option Agreements to effect the transactions contemplated by Section 4.4(a) are not obtained prior to the Effective Time, the Merger shall have the effect with respect to the Options as provided under the Option Plans and Option Agreements. Nothing in this
Section 4.4 shall constitute or require any amendment to any benefit plan of the Company other than the Option Plans and Option Agreements and all such other plans shall be treated in accordance with their respective terms.

                    4.5   Dissenting Shares.

                    (a) Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have demanded properly in writing appraisal for such Shares in accordance with DGCL Section 262 and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of the Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 4.2, of the Certificates that formerly evidenced such Shares.

                    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.


                                ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                    The Company hereby represents and warrants to Parent and Merger Sub that:

                    5.1 Corporate Organization and Qualification. Each of the Company and its Significant Subsidiaries (as hereinafter defined in Section 10.10) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation,
(ii) is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and (iii) has all requisite power and authority to own its properties and to carry on its business as it is now being conducted, except where failure to so qualify, be in good standing or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined in Section 10.10).

                    5.2 Capitalization. The authorized capital stock of the Company consists of (i) 250,000,000 shares of Company Common Stock, of which, as of November 30, 1997, 157,198,771 shares were issued and outstanding, and (ii) 25,000,000 shares of Company NonVoting Common Stock, of which, as of November 30, 1997, no shares were issued and outstanding, and (iii) 150,000,000 shares of preferred stock, par value $.01 per share, of which, as of November 30, 1997, no shares were issued and outstanding. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. As of November 30, 1997, options to acquire 4,268,618 Shares were reserved for issuance upon exercise of outstanding Options pursuant to the Option Plans. Except as set forth above, as otherwise known to Parent or Merger Sub, for vested options to acquire Shares pursuant to the Option Plans and for Parent's option to acquire Shares pursuant to Section 6.08 of the Intercorporate Agreement, dated as of September 3, 1986, by and between Parent and the Company, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company is a party, or by which it may be bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company.

                    5.3 Authority Relative to This Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the Stockholders of the Company in accordance with Section 251 of the DGCL, the Company's Certificate of Incorporation and Section 8.1(a) hereof). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                    5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(a) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of the Company; (b) require of the Company or its subsidiaries any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) pursuant to state blue sky takeover statutes, (iv) pursuant to New York Stock Exchange delisting requirements or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 10.10(c)); (c) except as otherwise known to Parent or Merger Sub result in a violation or breach of, or constitute a default under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation by which the Company or any of its Significant Subsidiaries may be bound, except for such violations, breaches and defaults as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect; or
(d) except as otherwise known to Parent or Merger Sub violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

                    5.5 SEC Reports; Financial Statements.

                    (a) Except as otherwise known to Parent or Merger Sub, the Company has filed all periodic reports required to be filed by it since January 1, 1997, with the Securities and Exchange Commission (the "SEC") pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates complied in all material respects with all applicable requirements of the Exchange Act (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading provided, however, that no representation or warranty is made with respect to those portions of the Company SEC Reports that address Rust International Inc. ("Rust") or Waste Management International plc ("WMI").

                    (b) Except as otherwise known to Parent or Merger Sub, the consolidated financial statements (including the related notes thereto) of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein) and presented fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and the absence of notes thereto); provided, however, no representation or warranty is made with respect to those portions of the Company's consolidated financial statements provided to the Company for inclusion in such financial statements by Rust or WMI.

                    5.6 Absence of Certain Changes or Events. Since the date of this Agreement, the business of the Company has been carried on only in the ordinary and usual course, and the Company has not suffered any Material Adverse Effect.

                    5.7 Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, as contemplated by this Agreement or as otherwise known to Parent or Merger Sub at or prior to the date of this Agreement, there are no liabilities or obligations of the Company or its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company, other than liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since the date of this Agreement, or (ii) which would not, individually or in the aggregate, have a Material Adverse Effect.

                    5.8 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, as otherwise known by Parent or Merger Sub or for any litigation relating to the transactions contemplated by this Agreement, (i) there are no actions, claims, suits, proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against or involving the Company or any of its subsidiaries which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect, and (ii) there are no judgments, decrees, injunctions, rules or orders of any court or governmental or regulatory authority applicable to the Company or any of its subsidiaries, which, individually or in the aggregate, would have a Material Adverse Effect.

                    5.9 Schedule 13E-3; Proxy Statement. None of the information to be supplied by and relating to the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement (as such terms are hereinafter defined in Section 7.2) will, at the time of the mailing of the Proxy Statement and at the time of the stockholder meeting of the Company in connection with the vote of such stockholders with respect to the Merger and this Agreement (the "Stockholder Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company should occur and is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. With respect to the information relating to the Company, the
Schedule 13E-3 and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. For purposes of this Section 5.9, any statement which is made or incorporated by reference in the Proxy Statement or the Schedule 13E- 3 shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement or the Schedule 13E-3 or any statement included in the Proxy Statement or the Schedule 13E-3 modifies or supersedes such earlier statement.

                    5.10 Compliance with Applicable Laws. Except as otherwise known to Parent or Merger Sub, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the lawful conduct of its business, except where the failure to so hold would not, individually or in the aggregate, have a Material Adverse Effect (the "Company Permits"). Except as otherwise known to Parent or Merger Sub, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental or regulatory authorities, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect.

                    5.11 Opinion of Investment Bankers. The Special Committee has received the opinion (the "Fairness Opinion") of each of Goldman, Sachs & Co. and Lazard Freres & Co. L.L.C. (each an "Investment Banker"), the Special Committee's investment bankers to the effect that
(i) in the case of Goldman, Sachs & Co., the consideration to be received in the Merger is fair to the holders of Shares (other than Merger Sub and its affiliates), and (ii) in the case of Lazard Freres & Co. L.L.C., the consideration to be received in the Merger is fair to the holders of Shares (other than Merger Sub and its affiliates) from a financial point of view.


                               ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF PARENT
                              AND MERGER SUB

                    Parent and Merger Sub represent and warrant, jointly and severally, to the Company that:

                    6.1 Corporate Organization and Qualification. Each of Parent and its Significant Subsidiaries and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and (iii) has all requisite power and authority to own its properties and to carry on its business as it is now being conducted, except where the failure to so qualify, be in such good standing or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect.

                    6.2 Authority Relative to This Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and
(b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                    6.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the Bylaws, respectively, of Parent or Merger Sub; (b) require of Parent or its subsidiaries (except the Company) any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except
(i) pursuant to the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing of the Certificate of Merger pursuant to the DGCL or (iii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Material Adverse Effect; (c) result in a violation or breach of, or constitute a default under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation by which Parent or any of its Significant Subsidiaries (other than the Company) may be bound, except for such violations, breaches and defaults as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect; or
(d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries (other than the Company), except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

                    6.4 Schedule 13E-3; Proxy Statement. None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement (except for information about the Company furnished by the Company to Parent) will, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its subsidiaries shall occur and is required to be described in an amendment of, or a supplement to, the Proxy Statement and the Schedule 13E- 3, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Schedule 13E-3 and the Proxy Statement (except with respect to information relating to the Company) will comply as to form in all material respects with the provisions of the Exchange Act. For purposes of this Section 6.4, any statement which is made or incorporated by reference in the Proxy Statement or the Schedule 13E-3 shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Proxy Statement or the Schedule 13E-3 or any statement included in the Proxy Statement or the Schedule 13E-3 modifies or supersedes such earlier statement.

                    6.5 Payment of Merger Consideration. Parent has available the funds necessary to pay the Merger Consideration, and, at the Effective Time, Merger Sub will have the funds necessary to pay the Merger Consideration.

                    6.6 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                    6.7 Ownership of Shares. As of the date hereof, the Parent owns directly or indirectly 104,621,810 Shares.

                    6.8 Brokers, Finders or Financial Advisors. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee from the Company as a result of Parent or Merger Sub being a party hereto or consummating any of the transactions contemplated by this Agreement.


                               ARTICLE VII
                   ADDITIONAL COVENANTS AND AGREEMENTS

                    7.1 Stockholders' Approval.

                    (a) The Company shall submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at the Stockholder Meeting as promptly as practicable and shall use all reasonable efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby, such Stockholder Meeting to be held as soon as practicable following the date hereof, and the Company shall, through its Board of Directors, recommend to its stockholders approval of the transactions contemplated by this Agreement, subject to the provisions of Section 7.1(b) hereof.

                    (b) Notwithstanding the foregoing, the Special Committee or the Board of Directors of the Company may at any time prior to the Effective Time withdraw, modify or change any recommendation and declaration regarding this Agreement or the Merger, or recommend and declare advisable any other offer or proposal, if in the opinion of the Special Committee or the Board of Directors after consultation with its counsel the failure to so withdraw, modify or change its recommendation and declaration would be inconsistent with its fiduciary duties to its stockholders under applicable law.

                    (c) From the date hereof to the Effective Time, the Parent and Merger Sub shall not sell or otherwise dispose of any of the Shares owned by them. At the Stockholder Meeting, or any adjournment thereof, Parent and Merger Sub shall vote the Shares owned by them in favor of the Merger.

                    7.2 Schedule 13E-3; Proxy. Parent and the Company will, as promptly as practicable, prepare and file with the SEC a proxy statement, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") and forms of proxy in connection with the vote of the Company's stockholders with respect to the Merger and this Agreement (such proxy statements, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, are herein called the "Proxy Statement"). The Company and Parent will each use all reasonable efforts to cause the
Schedule 13E-3 and the Proxy Statement to be mailed to stockholders of the Company at the earliest practicable date.

                    7.3 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) subject to the requisite vote of the stockholders of the Company.

                    7.4 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its wholly owned subsidiaries to and use its best efforts to cause its other subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Representatives"), reasonable access during normal business hours throughout the period prior to the Effective Time to its properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Parent agrees that it will, and will cause its Representatives to, keep all such information confidential (except as required by law and except for information (i) which is or becomes generally available to the public (other than pursuant to a wrongful disclosure by Parent or Merger Sub in violation of this Agreement), (ii) which was available to Parent on a nonconfidential basis prior to disclosure to Parent or (iii) which becomes available to Parent on a nonconfidential basis from a source other than the Company) and will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

                    7.5 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

                    7.6 Indemnification of Directors and Officers.

                    (a) From and after the Effective Time, the Surviving Corporation shall maintain, and Parent agrees to cause the Surviving Corporation to maintain, for not less than six years, director and officer liability insurance with respect to actions and omissions occurring prior to the Effective Time to the extent available; provided that policies with third party insurers of a similar or better A.M. Best rating and of at least the same coverage containing terms and conditions that are no less advantageous to the insureds may be substituted therefor; and provided further that in no event shall the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 7.6 an amount per annum in excess of 175% of the current annual premiums for the twelve-month period ended June 30, 1997 (the "Maximum Premium") with respect to such insurance, or, if the cost of such coverage exceeds the Maximum Premium, the maximum amount of coverage that can be purchased or maintained for the Maximum Premium. Parent shall use its best efforts to cause the Surviving Corporation to purchase, immediately following the Effective Time, a pre-paid policy of insurance, for the 6-year period, and covering the liabilities described in the preceding sentence, provided that Parent shall not be required to cause the Surviving Corporation to purchase such a policy if such policy is unavailable at a price that is less than or equal to the sum of the maximum premiums that the Surviving Company would be required to pay pursuant to the preceding sentence. In the event any claim is made against present directors or officers of the Company that is covered, in whole or in part, or potentially so covered by insurance, the Surviving Corporation and Parent shall do nothing that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition of that claim. All rights to indemnification now existing in favor of the present directors or officers of the Company and its respective subsidiaries as provided in their respective certificates or articles of incorporation or by-laws or otherwise in effect on the date hereof shall survive the Merger for a period of six years, and, during such period, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall not be amended to reduce or limit the rights of indemnity of the present directors or officers of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify. In addition, the Company (and, after the Effective Time, the Surviving Corporation) shall pay expenses in advance of the final disposition of any action or proceeding to the full extent permitted by law to each director or officer of the Company and its respective subsidiaries seeking indemnification pursuant to the existing rights of indemnification required to be maintained in the preceding sentence upon receipt of an undertaking by such director or officer to repay all amounts so advanced if it is judicially determined that such person is not entitled to indemnification.

                    (b) This Section 7.6 shall survive the consummation of the Merger. The provisions of this Section 7.6 are intended to be for the benefit of, and shall be enforceable by, the present directors or officers of the Company, as the case may be. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any individual, corporation or any other entity, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.6.

                    7.7 Conduct of Business of Merger Sub. During the period of time from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                    7.8 Company Capital Stock. The Company will not, nor shall Parent or Merger Sub cause the Company to, split, combine, subdivide or reclassify any shares of the Company's capital stock prior to the Effective Time or declare a stock dividend or other stock distribution in Company Common Stock or Company Non-Voting Common Stock with a record date prior to the Effective Time.


                               ARTICLE VIII
                                CONDITIONS

                    8.1 Condition to Each Party's Obligations. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                    (a) Stockholder Approval. This Agreement and the Merger shall have been duly approved and adopted at the Stockholder Meeting by (i) the holders of a majority of the Shares outstanding as of the record date and (ii) the holders of a majority of the Public Shares.

                    (b) Injunction. There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated.

                    (c) Governmental Filings and Consents. All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent (assuming the Merger had taken place).

                    (d) Rule 13e-3. The parties shall have complied with the provisions of Rule 13e-3, including the provisions relating to the furnishing of the Proxy Statement to the Company's stockholders.

                    8.2 Additional Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent or Merger Sub, as the case may be, to the extent permitted by applicable law.

                    (a) Representations and Warranties. The
representations and warranties of the Company set forth in this Agreement shall be true and correct when made and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except for changes permitted by this Agreement and except to the extent they relate to a particular date), except for such failures to be true and correct which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                    (b) Performance. The Company shall have performed in all material respects all of its material obligations under this Agreement theretofore to be performed.

                    (c) Officer's Certificate. Parent and Merger Sub shall have received at the Effective Time a certificate dated the Effective Time and executed by the President or a Vice President of the Company certifying to the fulfillment of the conditions specified in Sections 8.2(a) and (b) hereof.

                    8.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived in whole or in part by the Company (with the concurrence of the Special Committee) to the extent permitted by applicable law:

                    (a) Representations and Warranties. The
representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct when made and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except for changes permitted by this Agreement and except to the extent they relate to a particular date), except for such failures to be true and correct which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

                    (b) Performance. Parent and Merger Sub shall have performed in all material respects all of their respective material obligations under this Agreement theretofore to be performed.

                    (c) Officer's Certificate. The Company shall have received at the Effective Time a certificate dated the Effective Time and executed by the President or a Vice President of each of Parent and Merger Sub certifying to the fulfillment of the conditions specified in Sections 8.3(a) and (b) hereof.


                                ARTICLE IX
                               TERMINATION

                    9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of stockholders of the Company, by the mutual written consent of all of the parties (with the concurrence of the Special Committee).

                    9.2 Termination by Parent, Merger Sub or the Company. This Agreement may be terminated and the Merger may be abandoned by any of the Parent, Merger Sub or the Company (with the concurrence of the Special Committee in the case of termination by the Company), before or after the approval by stockholders of the Company, if (a) any court of competent jurisdiction in the United States or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (b) the Merger shall not have been consummated by June 30, 1998, provided that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date, or (c) this Agreement and the Merger shall have been voted on by stockholders of the Company at the Stockholder Meeting and the vote shall not have been sufficient to satisfy the condition set forth in Section 8.1(a).

                    9.3 Termination by Parent or Merger Sub. This Agreement may be terminated by Parent or Merger Sub and the Merger may be abandoned prior to the Effective Time, before or after the approval by stockholders of the Company, if the Company shall have failed to perform in any material respect any of its material obligations under this Agreement theretofore to be performed by the Company, which failure to perform has not been cured within 30 days following receipt by the Company of notice of such failure to perform from Parent or Merger Sub.

                    9.4 Termination by the Company. This Agreement may be terminated by the Company with the concurrence of the Special Committee and the Merger may be abandoned prior to the Effective Time, before or after the approval by stockholders of the Company, if Merger Sub or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement theretofore to be performed by Parent or Merger Sub, which failure to perform has not been cured within 30 days following receipt by Parent of notice of such failure to perform from the Company.

                    9.5 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Article IX, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this
Section 9.5 and the provisions of Sections 7.5, 7.6, 10.1 and 10.2 and the last sentence of Section 7.4. Nothing contained in this Section 9.5 shall relieve any party from liability for any breach of this Agreement.


                                ARTICLE X
                        MISCELLANEOUS AND GENERAL

                    10.1 Payment of Expenses. Whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby and shall pay one half of the printing and mailing expenses related to any proxy statement prepared in connection with the transactions contemplated by this Agreement.

                    10.2 Survival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the earlier of termination of this Agreement or the Effective Time. This
Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

                    10.3 Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of this Agreement by the stockholders of the Company no amendment shall be made which by law requires further approval by such stockholders without such further approval. Notwithstanding the foregoing, any amendment or modification of this Agreement shall require the consent of the Special Committee.

                    10.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law; provided, however, that the waiver of any conditions by the Company shall require the consent of the Special Committee.

                    10.5 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                    10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                    10.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

                        (a) If to the Company, to:

                            John M. Kehoe, Jr.
                            President and Chief Executive
                              Officer
                            Wheelabrator Technologies Inc.
                            4 Liberty Lane West
                            Hampton, New Hampshire 03842
                            (603) 929-3000 (telephone)
                            (603) 929-3139_(telecopier)

                            with copies to:

                            Paul Meister
                            Chairperson of the Special
                            Committee of the Board of Directors
                              of Wheelabrator Technologies Inc.

                            and

                            Ralph Arditi, Esq.
                            Debevoise & Plimpton
                            875 Third Avenue
                            New York, New York 10022
                            (212) 909-6000 (telephone)
                            (212) 909-6836 (telecopier)

                        (b) If to Parent or Merger Sub, to:

                            Herbert A. Getz
                            Secretary
                            Waste Management, Inc.
                            3003 Butterfield Road
                            Oak Brook, Illinois 60523
                            (708) 572-8840 (telephone)
                            (708) 218-1553 (telecopier)

                            with a copy to:

                            Charles W. Mulaney, Jr., Esq.
                            Skadden, Arps, Slate,
                              Meagher & Flom (Illinois)
                            333 West Wacker Drive
                            Chicago, Illinois 60606
                            (312) 407-0700 (telephone)
                            (312) 407-0411 (telecopier)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

                    10.8 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

                    10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right of stockholders of the Company to receive the consideration payable in the Merger pursuant to Article IV hereof is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 7.6 shall inure to the benefit of and be enforceable by the present directors and officers of the Company.

                    10.10 Certain Definitions. As used herein:

                    (a) "Significant Subsidiary" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

                    (b) "subsidiary" shall mean, except as otherwise noted, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

                    (c) "Material Adverse Effect" with respect to the Company shall mean any adverse change (other than any change resulting from or arising out of the transactions contemplated by this Agreement or the announcement thereof) in the financial condition, business or properties of the Company and its subsidiaries (to the extent owned by the Company) which is material to the Company and its subsidiaries (to the extent owned by the Company) taken as a whole. "Material Adverse Effect" with respect to Parent shall mean any adverse change in the financial condition, business or properties of Parent and its subsidiaries (to the extent owned by Parent) which is material to the ability of Parent and Merger Sub to fulfill their obligations under this Agreement.

                    (d) "Public Shares" shall mean outstanding Shares which are present in person or represented by proxy at the Stockholder Meeting and entitled to vote thereat, excluding Shares owned by Parent and its affiliates.

                    (e) "Knowledge" and the phrase "to the knowledge of" or any similar phrase shall mean such facts and other information which as of the date hereof actually are known to any executive officer of the referenced party, including, without limitation, any president, chief executive officer, chief financial officer, general counsel, secretary, chief compliance officer, vice president-finance, treasurer, deputy general counsel or controller of the referenced party.

                    10.11 Obligation of Parent. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to use its best efforts to cause Merger Sub to take such action.

                    10.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

                    10.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.


                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                    WHEELABRATOR TECHNOLOGIES INC.


                                    By:____________________________
                                       Name:
                                       Title:


                                    WASTE MANAGEMENT, INC.


                                    By:_____________________________
                                       Name:
                                       Title:


                                    WMI MERGER SUB, INC.


                                    By:_____________________________
                                       Name:
                                       Title: